Exhibit 23.1

The accompanying combined financial statements reflect the contribution of all the share capital in issue in Presbia Ireland, Limited to the Company, which will be effected on                     , 2014 (the “2014 Capital Contribution”). The consent below is in the form which will be signed by Deloitte & Touche LLP upon consummation of the 2014 Capital Contribution, which is described in the first paragraph of Note 1 of the Notes to the Combined Financial Statements, and assuming that from March 20, 2014 to the date of the 2014 Capital Contribution, no other events shall have occurred, other than those described in Note 1 of the Notes to the Combined Financial Statements, that would affect the accompanying combined financial statements and notes thereto.

/s/ Deloitte & Touche LLP

Los Angeles, California

November 12, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated                     , 2014 relating to the combined financial statements of the Presbia PLC, an Irish public limited company, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, and an explanatory paragraph relating to allocations of expenses from Presbia Holdings, the Company’s ultimate controlling shareholder and arrangements with related parties), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

Los Angeles, California